SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2009

ITEX Corporation
 (Exact Name of Registrant as Specified in its Charter)

Nevada	0-18275	93-0922994
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

3326 160th Avenue SE, Suite 100, Bellevue, WA	98008
(Address of principal executive offices)	(Zip code)

Registrant’s telephone, including area code (425) 463-4000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 21, 2009, ITEX Corporation (“ITEX”) and Kenyon Center LLC executed a lease agreement whereby ITEX will continue to lease its existing premises consisting of approximately 7,035 rentable square feet of office space on the first floor of the building commonly known as Kenyon Center, located at 3326 160th Avenue SE, Bellevue, Washington, 98008.  The office space will be used as ITEX’s executive offices and corporate facilities.

The term of the lease commences on May 1, 2010, and expires on April 30, 2015.  The estimated monthly rent for the sublease is $12,898 initially, increasing to $14,070 the fifth year.  ITEX may also be responsible for certain operational expenses relating to its use of the building.  ITEX has an option to extend the lease term once, for a three-year period, at the fair market rental price at the time of the extension.  ITEX also has a one-time option to terminate the lease, effective as of the 37th month of the lease, subject to the payment of certain early termination fees.  The lease agreement replaces a sublease agreement which expires on April 30, 2010.

The foregoing is a summary description of the terms and conditions of the lease agreement and by its nature is incomplete.  It is qualified in its entirety by reference to the lease agreement, which is attached as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description

10.1	Lease dated as of October 20, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITEX Corporation (Registrant)

By:	/s/ Steven White
Steven White Chief Executive Officer

Date: November 19, 2009